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                                                                      Exhibit 12


                  BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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                                                               Six months ended
                                                                 June 30, 1997
                                                               ----------------
Income before provision for income taxes....................       $ 1,653.9
Equity in income of less than majority-owned subsidiaries...          (106.9)
Dividends from less than majority-owned subsidiaries........            65.4
Interest expense, including interest on capital lease
 obligations................................................           272.0
Portion of rent expense representative of the interest
 factor.....................................................            48.7
                                                                   ---------
Income, as adjusted.........................................       $ 1,933.1
                                                                   =========

Fixed charges:

Interest expense, including interest on capital lease
 obligations................................................       $   272.0
Portion of rent expense representative of the interest
 factor.....................................................            48.7
Capitalized interest........................................            13.7
Preferred stock dividend....................................             7.7
                                                                   ---------
Fixed charges...............................................       $   342.1
                                                                   =========

Ratio of Earnings to Fixed Charges..........................            5.65
                                                                   =========
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